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                                                                   Page 1 of 10


                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549


                                     SCHEDULE 13G

                      Under the Securities Exchange Act of 1934

                              (Amendment No._________ )*


                              UNIVERSAL ELECTRONICS INC.
             -----------------------------------------------------------
                                   (Name of Issuer)


                         Common Stock, $.01 par value per share
             -----------------------------------------------------------
                            (Title of Class of Securities)


                                   913483   10   3
             -----------------------------------------------------------
                                    (CUSIP Number)


                                    April 21, 1998
             -----------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       / /   Rule 13d-1(b)

       /X/   Rule 13d-1(c)

       / /   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                     SCHEDULE 13G

CUSIP NO. 913483 10 3                                              Page 2 of 10

-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

    Geoffrey Nixon
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                    (a)   /x/
                                                                    (b)   / /
-------------------------------------------------------------------------------
3   SEC USE ONLY

-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    New Zealand
-------------------------------------------------------------------------------
                        5   SOLE VOTING POWER
   NUMBER OF
                        -------------------------------------------------------
     SHARES             6   SHARED VOTING POWER

  BENEFICIALLY              18,000
                        -------------------------------------------------------
  OWNED BY EACH         7   SOLE DISPOSITIVE POWER

   REPORTING            -------------------------------------------------------
                        8   SHARED DISPOSITIVE POWER
   PERSON WITH
                            18,000
-------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    18,000
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (See Instructions)                                              / /

-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.3% (based on 6,345,455 shares outstanding at 2/27/98)
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (See Instructions)

    IN
-------------------------------------------------------------------------------

                                     SCHEDULE 13G

CUSIP NO. 913483 10 3                                              Page 3 of 10

-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

    Mission Partners, L.P. (EIN# 33-0569956)
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                    (a)  /X/
                                                                    (b)  / /
-------------------------------------------------------------------------------
3   SEC USE ONLY

-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
-------------------------------------------------------------------------------
   NUMBER OF            5   SOLE VOTING POWER

     SHARES                 301,350
                        -------------------------------------------------------
  BENEFICIALLY          6   SHARED VOTING POWER

  OWNED BY EACH         -------------------------------------------------------
                        7   SOLE DISPOSITIVE POWER
   REPORTING
                            301,350
   PERSON WITH          -------------------------------------------------------
                        8   SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    301,350
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (See Instructions)                                              / /

-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    4.7%  (based on 6,345,455 shares outstanding at 2/27/98)
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (See Instructions)

    PN
-------------------------------------------------------------------------------

                                     SCHEDULE 13G

CUSIP NO. 913483 10 3                                              Page 4 of 10
-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only)

    Liberty Nominees Limited (EIN# N/A)
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                    (a)  /X/
                                                                    (b)  / /
-------------------------------------------------------------------------------
3   SEC USE ONLY

-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    New Zealand
-------------------------------------------------------------------------------
                        5   SOLE VOTING POWER
   NUMBER OF
                            41,850
     SHARES             -------------------------------------------------------
                        6   SHARED VOTING POWER
  BENEFICIALLY
                        -------------------------------------------------------
  OWNED BY EACH         7   SOLE DISPOSITIVE POWER

   REPORTING                41,850
                        -------------------------------------------------------
   PERSON WITH          8   SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    41,850
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES  (See Instructions)                                      / /

-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.7% (based on 6,345,455 shares outstanding at 2/27/98)
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (See Instructions)

    CO
-------------------------------------------------------------------------------

                                     SCHEDULE 13G

CUSIP NO. 913483 10 3                                              Page 5 of 10

-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only)

    Horizon Offshore, Ltd. (EIN# N/A)
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                    (a)  /X/
                                                                    (b)  / /
-------------------------------------------------------------------------------
3   SEC USE ONLY

-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Cayman Islands
-------------------------------------------------------------------------------
   NUMBER OF            5   SOLE VOTING POWER

     SHARES                 43,100
                        -------------------------------------------------------
  BENEFICIALLY          6   SHARED VOTING POWER

  OWNED BY EACH         -------------------------------------------------------
                        7   SOLE DISPOSITIVE POWER
   REPORTING
                            43,100
   PERSON WITH          -------------------------------------------------------
                        8   SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    43,100
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES  (See Instructions)                                      / /

-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.7% (based on 6,345,455 shares outstanding at 2/27/98)
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (See Instructions)

    CO
-------------------------------------------------------------------------------

                                     SCHEDULE 13G

CUSIP NO. 913483 10 3                                              Page 6 of 10
-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

    M Partners L.P. (EIN# 13-3783468)
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                    (a)  /X/
                                                                    (b)  / /
-------------------------------------------------------------------------------
3   SEC USE ONLY

-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    New York
-------------------------------------------------------------------------------

   NUMBER OF            5   SOLE VOTING POWER

     SHARES                 25,100
                        --------------------------------------------------------
  BENEFICIALLY          6   SHARED VOTING POWER

  OWNED BY EACH         --------------------------------------------------------
                        7   SOLE DISPOSITIVE POWER
   REPORTING
                            25,100
   PERSON WITH          --------------------------------------------------------
                        8   SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    25,100
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES  (See Instructions)                                      / /

-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.4% (based on 6,345,455 shares outstanding at 2/27/98)
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (See Instructions)

    PN
-------------------------------------------------------------------------------

                                     SCHEDULE 13G

CUSIP NO. 913483 10 3                                              Page 7 of 10

Item 1.   Name of Issuer and Address

          (a) The name of the issuer is Universal Electronics Inc., a Delaware corporation ("UE").

          (b) The principal executive offices of UE are located at 1864 Enterprise Parkway West, Twinsburg, Ohio 44087.


Item 2. Identity, Address, Citizenship, Title of Class of Securities and CUSIP Number


Items 2(a), (b), (c)

          This statement on Schedule 13G ("Statement") is filed by Geoffrey Nixon ("Nixon"), Mission Partners, L.P. ("Mission"), Liberty Nominees Limited ("Liberty"), Horizon Offshore, Ltd. ("Horizon") and M Partners L.P. ("M Partners") (collectively the "Group"; each member of the Group being hereinafter referred to individually as a "Member" and collectively as "Members"). Nixon's principal business address is 11 West 42nd Street, 19th Floor, New York NY 10036. Nixon is a citizen of the Country of New Zealand. Mission's principal business address is 11 West 42nd Street, 19th Floor, New York, NY 10036. Mission is a Delaware limited partnership. Liberty's principal business address is at P.O. Box 10-246, Wellington, New Zealand. Liberty is a private New Zealand company. Liberty has established an account over which MCM Associates, Ltd., a Delaware corporation ("MCM") has sole investment discretion. It is the account over which MCM has sole investment discretion that has purchased the shares of UE Common Stock (as defined below). Horizon's principal business address is at c/o International Management Services, Limited, Harbour Centre, North Church Street, P.O. Box 616, George Town, Grand Cayman, Cayman Islands, B.W.I. Horizon is a private Cayman Islands investment corporation. MCM is the sole investment manager of Horizon and MCM has full voting and dispositive power with respect to all of the securities owned by Horizon. M Partners principal business address if at 42 Pleasant Street, Watertown, MA 02172. M Partners is a New York limited partnership. M Partners has established an account over which it has given sole investment discretion to MCM. It is the account over which MCM has sole investment discretion that has purchased shares of UE Common Stock.


Item 2(d), (e)

This Statement relates to the Common Stock, $.01 per value per share (the "UE Common Stock") of UE. The CUSIP number for the UE Common Stock is 913483 10 3.


Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a :

               Not Applicable


Item 4         Ownership


Item 4(a), (b)

          Nixon owns 18,000 shares of UE Common Stock, representing 0.3% of UE's issued and outstanding shares (based on 6,345,455 shares outstanding at February 27, 1998). Mission owns 301,350 shares of UE Common Stock, representing 4.7% of UE's issued and outstanding shares (based on 6,345,455 shares outstanding at February 27, 1998). Liberty owns 41,850 shares of UE Commons Stock, representing 0.7% of UE's issued and outstanding shares (based on 6,345,455

                                     SCHEDULE 13G

CUSIP NO. 913483 10 3                                               Page 8 of 10

shares outstanding at February 27, 1998). Horizon owns 43,100 shares of UE Common Stock, representing 0.7% of UE's issued and outstanding shares (based on 6,345,455 shares outstanding at February 27, 1998). M Partners owns 25,100 shares of UE Common Stock representing 0.4% of UE's issued and outstanding shares (based on 6,345,455 shares outstanding at February 27, 1998).


Item 4(c)

          Each Member is the sole beneficial owner of the securities identified in subsection (a) above, except that Nixon owns the 18,000 shares of UE Common Stock jointly with his wife. MCM, as the sole general partner of Mission, has sole voting and dispositive power over the UE Common Stock owned by Mission. MCM, as the sole investment manager of an account established by Liberty, has sole voting and dispositive power over the shares of UE Common Stock owned by Liberty. MCM as the sole investment manager of Horizion, has sole voting and dispositive power over the shares of UE Common Stock owned by Horizon. MCM, as the sole investment manager of an account established by M Partners, has sole voting and dispositive power over the UE Common Stock owned by M Partners.


Item 5.   Ownership of Five Percent or Less of a Class

          Not Applicable


Item 6.   Ownership of More than Five Percent on Behalf of Another Person

          Not Applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

          Not Applicable


Item 8.   Identification and Classification of Members of the Group

          Not Applicable


Item 9.   Notice of Dissolution of Group

          Not Applicable


Item 10.  Certification

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                     SCHEDULE 13G

CUSIP NO. 913483 10 3                                               Page 9 of 10

                                      SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 21, 1998

                                   /s/ Geoffrey Nixon
                                   ------------------------------------------
                                   GEOFFREY NIXON

                                   MISSION PARTNERS, L.P.
                                   By: MCM Associates, Ltd., General Partner

                                   By:/s/ Geoffrey Nixon
                                   ------------------------------------------
                                        Geoffrey Nixon, President

                                   LIBERTY NOMINEES LIMITED
                                   By: MCM Associates, Ltd., Investment Manager

                                   By:/s/ Geoffrey Nixon
                                   ------------------------------------------
                                        Geoffrey Nixon, President


                                   HORIZON OFFSHORE, LTD.

                                   By:/s/ Geoffrey Nixon
                                   ------------------------------------------
                                        Geoffrey Nixon, Director


                                   M PARTNERS, L.P.
                                   By: MCM Associates, Ltd., Investment Manager

                                   By:/s/ Geoffrey Nixon
                                   ------------------------------------------
                                        Geoffrey Nixon, President